Exhibit 99.1

For Immediate Release
May 6, 2025

Carlyle Secured Lending, Inc. Announces Financial Results For First Quarter Ended March 31, 2025, Declares Second Quarter 2025 Dividend of $0.40 Per Common Share

New York - Carlyle Secured Lending, Inc. (together with its consolidated subsidiaries, “we,” “us,” “our,” “CGBD” or the “Company”) (NASDAQ: CGBD) today announced its financial results for its first quarter ended March 31, 2025. Justin Plouffe, CGBD’s Chief Executive Officer, said, “Following successful completion of the merger with CSL III at the end of March, CGBD remains focused on driving stable income, consistent credit performance, and disciplined execution of our strategy. Complementing our conservative investing approach, we continue to optimize the capital structure of CGBD, increasing total commitments on our credit facility and exchanging the preferred stock for common stock in the first quarter. Despite tariff- and trade-driven uncertainty, we believe the quality of our existing portfolio positions us to deliver attractive returns in this environment while maintaining a dynamic approach to origination in response to market volatility.”
Net investment income for the first quarter of 2025 was $0.40 per common share. Adjusted Net Investment Income Per Common Share, a Non-GAAP financial measure described below, for the first quarter of 2025 was $0.41.
Net asset value per common share decreased by 1.0% for the first quarter to $16.63 from $16.80 as of December 31, 2024. The total fair value of our investments increased to $2.2 billion as of March 31, 2025 mainly driven by the successful completion of the merger of Carlyle Secured Lending III (“CSL III”) with and into the Company.
Dividends
On April 29, 2025, the Board of Directors declared a base quarterly common dividend of $0.40 per share. The dividend is payable on July 17, 2025 to common stockholders of record on June 30, 2025.

On March 12, 2025, the Company declared a cash dividend on the Preferred Stock for the period from January 1, 2025 to March 26, 2025 in the amount of $0.413 per Preferred Share to the holder of record on March 26, 2025. The Preferred Stock was exchanged for common stock at net asset value per share in connection with the completion of the merger of CSL III with and into the Company, which eliminated a substantial dilutive overhang.

Conference Call
The Company will host a conference call at 11:00 a.m. Eastern Time on Wednesday, May 7, 2025 to discuss these quarterly financial results. The conference call will be available via public webcast via a link on our website and will also be available on our website soon after the call’s completion.

Non-GAAP Financial Measures
On a supplemental basis, we are disclosing Adjusted Net Investment Income Per Common Share, which is calculated and presented on a basis other than in accordance with GAAP (“non-GAAP”). We use this non-GAAP financial measure internally to analyze and evaluate financial results and performance, and we believe this non-GAAP financial measures is useful to investors as an additional tool to evaluate our ongoing results and trends and to review our performance without giving effect to (i) the amortization/accretion resulting from the new cost basis of the investments acquired and accounted for under the acquisition method of accounting in accordance with ASC 805 and (ii) the purchase one-time or non-recurring investment income and expense events, including the effects on incentive fees. In addition, Company’s management uses the non-GAAP financial measure described above internally to analyze and evaluate financial results and performance and to compare its financial results with those of other business development companies that have not had similar one-time or non-recurring events. The presentation of this non-GAAP measure is not intended to be a substitute for financial results prepared in accordance with GAAP and should not be considered in isolation.

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For the first quarter of 2025, the adjustment to net investment income per common share to determine Adjusted Net Investment Income Per Common Share represents the difference between GAAP amortization under the asset acquisition method of accounting in accordance with ASC 850 and management’s non-GAAP measure of amortization related to assets acquired in connection with the CSL III merger on March 27, 2025, and the remaining interest in Middle Market Credit Fund II on February 11, 2025. This adjustment reflects management’s view of the economic yield on the acquired assets and is consistent with our internal evaluation of performance.
There were no other one-time or non-recurring events considered as part of the non-GAAP measure for the first quarter of 2025.

Carlyle Secured Lending, Inc.
CGBD is an externally managed specialty finance company focused on lending to middle-market companies. CGBD is managed by Carlyle Global Credit Investment Management L.L.C., an SEC-registered investment adviser and a wholly owned subsidiary of The Carlyle Group Inc. Since it commenced investment operations in May 2013 through March 31, 2025, CGBD has invested approximately $9.6 billion in aggregate principal amount of debt and equity investments prior to any subsequent exits or repayments. CGBD’s investment objective is to generate current income and capital appreciation primarily through debt investments in U.S. middle market companies. CGBD has elected to be regulated as a business development company under the Investment Company Act of 1940, as amended.

Web: carlylesecuredlending.com

About Carlyle
Carlyle (“Carlyle,” or the “Adviser”) (NASDAQ: CG) is a global investment firm with deep industry expertise that deploys private capital across three business segments: Global Private Equity, Global Credit and Global Investment Solutions. With $441 billion of assets under management as of December 31, 2024, Carlyle’s purpose is to invest wisely and create value on behalf of its investors, portfolio companies and the communities in which we live and invest. Carlyle employs more than 2,200 employees in 28 offices across four continents. Further information is available at www.carlyle.com. Follow Carlyle on X @OneCarlyle and LinkedIn at The Carlyle Group.

Contacts:

Investors:	Media:
Nishil Mehta	Kristen Ashton
+1-212-813-4928	+1-212-813-4763
publicinvestor@carlylesecuredlending.com	kristen.ashton@carlyle.com
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